Exhibit 99.1

News Release

STOCKHOLDERS RESOUNDINGLY APPROVE SM ENERGY AND CIVITAS MERGER

DENVER, Jan. 27, 2026 - SM Energy Company (NYSE: SM) (“SM Energy”) and Civitas Resources, Inc. (“Civitas”) (NYSE: CIVI) today announced that the stockholders of both companies voted in favor of all proposals necessary for the closing of the companies’ previously announced all-stock merger. The merger is expected to close on January 30, 2026, subject to satisfaction of other customary closing conditions. The combined company will trade as SM Energy.

At the special meeting of SM Energy stockholders held earlier today, approximately 76.5 percent of the outstanding shares of SM Energy common stock were represented. Of the shares present or represented, approximately 99.1 percent voted to approve the issuance of SM Energy common stock to Civitas stockholders and approximately 98.6 percent voted to approve an amendment to SM Energy’s Restated Certificate of Incorporation in order to increase the number of authorized shares.

At today’s special meeting of Civitas stockholders, approximately 82.9 percent of the outstanding shares of Civitas common stock were represented, of which approximately 97.7 percent voted to adopt the merger agreement.

SM Energy and Civitas will each file final voting results for their respective special meetings on a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

SM Energy Chief Executive Officer Herb Vogel commented: “We are delighted with the strong endorsement of this transformative merger by our stockholders. This combination brings together two highly complementary organizations to create a leading oil and gas company with enhanced scale and top-tier assets. Our team is focused on generating significant free cash flow and delivering superior, long-term value for our stockholders.”

Civitas Interim Chief Executive Officer Wouter van Kempen commented: "Today’s merger approval brings together two premier operators with exceptional assets and technical talent. This combination strengthens our competitive position in the highest return U.S. shale basins and will ultimately unlock meaningful synergies and free cash flow, better positioning the organization to drive long term, sustainable growth and value creation through every cycle.”

ABOUT SM ENERGY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the states of Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

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ABOUT CIVITAS

Civitas Resources, Inc. is an independent exploration and production company focused on the acquisition, development, and production of crude oil and liquids-rich natural gas from its premier assets in the Permian Basin in Texas and New Mexico and the DJ Basin in Colorado. For more information about Civitas, please visit www.civitasresources.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address events or developments that SM Energy and Civitas expect, believe, or anticipate will or may occur in the future are forward-looking statements. The words “intend,” “expect,” “believe,” “will,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed merger of SM Energy and Civitas Resources, Inc. (the “Transaction”), including the expected closing date of the Transaction, expectations for the combined company and its operations, scale, assets, value-creation opportunities, competitive position, synergies, financial prospects and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the expected timing and likelihood of completion of the Transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations, the risk that any announcements relating to the Transaction could have adverse effects on the market price of SM Energy’s common stock or Civitas common stock, the risk the pending Transaction could distract management of both entities and they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond SM Energy’s or Civitas’ control, including those detailed in SM Energy’s annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that are available on its website at www.sm-energy.com/investors and on the SEC’s website at www.sec.gov, and those detailed in Civitas’ annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that are available on Civitas’ website at ir.civitasresources.com/investor-relations and on the SEC’s website at www.sec.gov. All forward-looking statements are based on assumptions that SM Energy or Civitas believe to be reasonable but that may not prove to be accurate. Such forward-looking statements are based on assumptions and analyses made by SM Energy and Civitas in light of their perceptions of current conditions, expected future developments, and other factors that SM Energy and Civitas believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance and actual events may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this press release speak as of the date of this press release.

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NO OFFER OR SOLICITATION

This communication is for informational purposes only and is not intended to, and shall not, constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Transaction, SM Energy has filed, and the SEC declared effective on December 19, 2025, a registration statement on Form S-4 (the "Registration Statement"), which contains a joint proxy statement of SM Energy and Civitas and a prospectus of SM Energy (the “Joint Proxy Statement/Prospectus”). SM Energy and Civitas commenced the mailing of the Joint Proxy Statement/Prospectus to their respective stockholders on or about December 22, 2025. Each of SM Energy and Civitas may also file other relevant documents with the SEC regarding the proposed Transaction. This communication is not a substitute for the Joint Proxy Statement/Prospectus or Registration Statement or any other document that SM Energy or Civitas, as applicable, has filed or may in the future file with the SEC in connection with the proposed Transaction. INVESTORS AND SECURITY HOLDERS OF SM ENERGY AND CIVITAS ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT SM ENERGY, CIVITAS, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders can obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus, as well as other filings containing important information about SM Energy, Civitas and the proposed Transaction, once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by SM Energy are available free of charge on SM Energy's website at www.sm-energy.com/investors. Copies of the documents filed with the SEC by Civitas are available free of charge on Civitas' website at ir.civitasresources.com/investor-relations. The information included on, or accessible through, SM Energy's or Civitas' website is not incorporated by reference into this communication.

SM ENERGY INVESTOR CONTACT

Patrick Lytle, plytle@sm-energy.com, 303-864-2502

CIVITAS INVESTOR CONTACT

Brad Whitmarsh, bwhitmarsh@civiresources.com, 832-736-8909

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